Exhibit 99.1

THE ST. JOE COMPANY REPORTS SECOND QUARTER AND FIRST HALF 2025 RESULTS AND DECLARES A QUARTERLY DIVIDEND OF $0.14

Highlights for the second quarter of 2025 as compared to the second quarter of 2024:

•	Quarterly net income attributable to the Company increased by 20% to $29.5 million, or $0.51 per share, from $24.5 million, or $0.42 per share.

•	Quarterly revenue increased by 16% to $129.1 million from $111.6 million.

•

Real estate revenue increased by 27% to $43.8 million from $34.5 million. Homesite closings volume increased by 21% to 225 homesites from 186 homesites. There were 482 homesites placed under contract during the second quarter of 2025.

•	Hospitality revenue increased by 10% to a quarterly record of $68.8 million from $62.3 million.

•	Leasing revenue increased by 11% to a quarterly record of $16.5 million from $14.8 million.

•

In the second quarter of 2025, the Company funded $36.5 million in capital expenditures, paid $8.1 million in cash dividends, repurchased $10.5 million of the Company's common stock and repaid $7.7 million of debt.

Panama City Beach, Florida – (July 23, 2025) – The St. Joe Company (NYSE: JOE) (the “Company,” “We,” or “Our”) today reports second quarter and first half 2025 results.

Jorge Gonzalez, the Company’s President, Chief Executive Officer and Chairman of the Board, said, “Despite macro-economic headwinds in some parts of the country, we continue to show solid organic growth with 16% growth in revenue and 20% growth in net income, led by 27% growth in real estate revenue. We also continue to implement our strategic plan of growing recurring revenue as evidenced by the 10% growth in hospitality revenue to a single quarterly record of $68.8 million and by the 11% growth in leasing revenue to a single quarterly record of $16.5 million.”

Mr. Gonzalez continued, “Our capital allocation strategy is measured and multi-faceted. In the second quarter of 2025, we funded $36.5 million in capital expenditures, paid $8.1 million in cash dividends, repurchased $10.5 million of the Company’s common stock, and repaid $7.7 million of debt. We accelerated stock repurchases bringing the first half of 2025 stock repurchase to $16.2 million (359,014 shares). Over the past ten years, the Company used $629.8 million to repurchase 34.5 million shares of the Company’s stock, representing 37.3% of the original shares, bringing the outstanding share balance below 58.0 million.”

Mr. Gonzalez concluded, “As we are growing, we are also planning for the future. In the second quarter of 2025, we obtained approval from Bay County for the Pigeon Creek Detailed Specific Area Plan (DSAP), containing 3,330 residential units and 450,000 square feet of commercial development. This is the tenth DSAP within The Bay-Walton Sector Plan that has been approved, and to date, we have commenced development in only three of the ten. We have created a long runway for the Company to continue to grow as the region continues to attract more residents and visitors.”

Consolidated Second Quarter and First Half 2025 Results

Total consolidated revenue for the second quarter of 2025 increased by 16% to $129.1 million, as compared to $111.6 million for the second quarter of 2024. Real estate revenue increased by 27% to $43.8 million, hospitality revenue increased by 10% to a single quarterly record of $68.8 million and leasing revenue increased by 11% to a single quarterly record of $16.5 million.

For the six months ended June 30, 2025, total consolidated revenue increased by 12% to $223.3 million, as compared to $199.4 million for the first six months of 2024. Real estate revenue increased by 20% to $82.1 million, hospitality revenue increased by 7% to $108.4 million and leasing revenue increased by 13% to $32.8 million.

Over the past several years, the Company has entered into joint ventures which are unconsolidated and accounted for using the equity method. For the three months ended June 30, 2025, these unconsolidated joint ventures had $89.9 million of revenue, as compared to $94.1 million for the same period in 2024. The Company’s economic interests in its unconsolidated joint ventures for the three months ended June 30, 2025, resulted in $7.5 million of equity in income from unconsolidated joint ventures, as compared to $5.4 million for the three months ended June 30, 2024.

For the first six months of 2025, these unconsolidated joint ventures had $213.2 million of revenue, as compared to $189.9 million for the first six months of 2024. The Company’s economic interests in its unconsolidated joint ventures resulted in $17.7 million of equity in income from unconsolidated joint ventures, for the first six months of 2025, as compared to $12.8 million for the first six months of 2024. Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy, which generates substantial financial returns for the Company.

Net income attributable to the Company for the second quarter of 2025 increased by 20% to $29.5 million, or $0.51 per share, as compared to net income of $24.5 million, or $0.42 per share, for the same period in 2024. Net income for the first six months of 2025 increased by 22% to $47.0 million, or $0.81 per share, as compared to net income of $38.4 million, or $0.66 per share, for the same period in 2024.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended June 30, 2025, increased by 14% to $56.0 million, as compared to $49.2 million for the same period in 2024. EBITDA for the six months ended June 30, 2025, increased by 14% to $95.8 million as compared to $84.2 million for the first six months of 2024. Depreciation is a non-cash, GAAP expense which is amortized over an asset’s useful life, while maintenance and repair expenses are period costs and expensed as incurred. See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

Dividends

On July 23, 2025, the Board of Directors declared a cash dividend of $0.14 per share on the Company’s common stock, payable on September 19, 2025, to shareholders of record as of the close of business on August 22, 2025.

New Director Appointment

On July 22, 2025, the Company appointed Elizabeth Dantin Franklin to the Company’s Board of Directors as an independent director, expanding the Board to six directors. Ms. Franklin brings extensive finance and audit expertise to the Board, having served as Chief Audit Officer at Fidelity National Financial from 2007 – 2023. Ms. Franklin will serve on each of the Board’s three standing committees.

“We are pleased to welcome Liz Franklin to our Board,” said Mr. Gonzalez. “Liz is a seasoned financial professional with deep experience in finance, auditing, and internal controls. Her expertise will strengthen our Board and enhance the oversight capabilities of our committees.”

Real Estate

Total real estate revenue increased by 27% to $43.8 million in the second quarter of 2025, as compared to $34.5 million in the second quarter of 2024. The Company sold 225 homesites at an average base price of approximately $122,000 and gross margin of 45.9%, in the second quarter of 2025, as compared to 186 homesites at an average base price of approximately $140,000 and gross margin of 52.3% in the second quarter of 2024.

Total real estate revenue increased by 20% to $82.1 million in the first six months of 2025, as compared to $68.7 million in the first six months of 2024. The Company sold 474 homesites at an average base price of approximately $118,000 and gross margin of 45.6%, in the first six months of 2025, as compared to 402 homesites at an average base price of approximately $128,000 and gross margin of 51.1% in the first six months of 2024. The differences in the average sales price, number of homesite closings and gross margin period-over-period were due to the mix of sales in different communities.

In the second quarter of 2025, the Company placed 482 homesites under contract. As of June 30, 2025, the Company had 1,209 residential homesites under contract, which are expected to result in revenue of approximately $121.7 million, plus residuals, over the next several years, as compared to 1,303 residential homesites under contract for $114.0 million, plus residuals, as of June 30, 2024. The Company’s residential homesite pipeline has over 24,000 homesites in various stages of development, engineering, permitting or concept planning, an increase of approximately 3,000 homesites from March 31, 2025.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 89 net sale contracts executed in the second quarter of 2025. Since the start of sales in 2021, there have been 2,208 home contracts. For the second quarter of 2025, there were 137 completed home sales, bringing the community to 1,992 occupied homes. There are 216 homes under contract as of June 30, 2025, with an average sales price of approximately $599,000, which are expected to result in sales value of approximately $129.4 million at completion.

Hospitality

Hospitality revenue increased by 10% to a Company quarterly record of $68.8 million in the second quarter of 2025, as compared to $62.3 million in the second quarter of 2024. For the second quarter of 2025, club revenue increased by 17% while the Company’s hotels’ revenue increased by 7%. Hospitality revenue increased by 7% to a Company record of $108.4 million in the first six months of 2025, as compared to $101.6 million in the first six months of 2024. As of June 30, 2025, the Company had 3,551 club members, as compared to 3,571 club members as of June 30, 2024. As of June 30, 2025, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) 12 hotels with 1,298 operational hotel rooms.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 11% to a single quarterly Company record of $16.5 million in the second quarter of 2025, as compared to $14.8 million for the same period in 2024. Leasing revenue increased by 13% to $32.8 million in the first six months of 2025, as compared to $29.1 million for the same period in 2024. As of June 30, 2025, the Company (individually by the Company or through consolidated and unconsolidated joint ventures) had 1,373 multi-family and senior living units.

Rentable space as of June 30, 2025, consisted of approximately 1,177,000 square feet, of which approximately 1,122,000, or 95%, was leased, as compared to approximately 1,100,000 square feet as of June 30, 2024, of which approximately 1,058,000, or 96%, was leased. As of June 30, 2025, the Company had an additional 31,500 square feet of leasable space under construction. The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus. These three centers, and others in the planning stage, have the potential to more than double the Company’s total current leasable commercial space.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended June 30, 2025, increased by $0.5 million to $6.4 million, as compared to $5.9 million for the same period in 2024. Corporate and other operating expenses were approximately 5% of revenue for each of the three months ended June 30, 2025 and 2024. The Company’s corporate and other operating expenses for the six months ended June 30, 2025, increased by $0.1 million to $13.0 million, as compared to $12.9 million for the same period in 2024.

Investments, Liquidity and Debt

In the second quarter of 2025, the Company funded $36.5 million in capital expenditures, paid $8.1 million in cash dividends, repurchased $10.5 million of the Company’s common stock, and repaid $7.7 million of debt. For the first half of 2025, the Company funded $69.2 million in capital expenditures, paid $16.3 million in cash dividends, repurchased $16.2 million of the Company’s common stock and repaid net amount of $10.2 million of debt. As of June 30, 2025, the Company had $88.2 million in cash, cash equivalents and other liquid investments, as compared to $88.8 million as of December 31, 2024. As of June 30, 2025, the Company had $266.7 million invested in development property, which, when complete, will be added to operating property or sold.

As of June 30, 2025, the weighted average effective interest rate of outstanding debt was 4.8% with an average remaining life of 18.7 years. As of June 30, 2025, 75% of the Company’s outstanding debt had a fixed or swapped interest rate while the remaining 25% of debt has interest rates that vary with SOFR. Company debt as of June 30, 2025 is approximately 28% of the Company’s total assets.

Earnings Call

As discussed at the 2025 Annual Meeting of Shareholders, the Company will conduct an earnings call on July 24, 2025, at 3:00 p.m. Central Time: 4:00 p.m. Eastern Time to discuss the Company’s performance and answer questions.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter and first half of 2025 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov. We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of EBITDA, a non-GAAP financial measure, for the second quarter and first half of 2025 and 2024, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)

($ in millions except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Real estate revenue	$43.8	$34.5	$82.1	$68.7
Hospitality revenue	68.8	62.3	108.4	101.6
Leasing revenue	16.5	14.8	32.8	29.1
Total revenue	129.1	111.6	223.3	199.4
Expenses
Cost of real estate revenue	23.8	16.6	42.6	32.7
Cost of hospitality revenue	42.3	37.9	74.7	68.2
Cost of leasing revenue	7.6	7.3	15.0	14.5
Corporate and other operating expenses	6.4	5.9	13.0	12.9
Depreciation, depletion and amortization	12.0	11.3	24.1	22.5
Total expenses	92.1	79.0	169.4	150.8
Operating income	37.0	32.6	53.9	48.6
Investment income, net	3.2	3.4	6.6	6.8
Interest expense	(7.8)	(8.5)	(15.5)	(17.1)
Equity in income from unconsolidated joint ventures	7.5	5.4	17.7	12.8
Other expense, net	(0.2)	(0.1)	(0.5)	(0.5)
Income before income taxes	39.7	32.8	62.2	50.6
Income tax expense	(9.9)	(8.3)	(15.8)	(13.0)
Net income	29.8	24.5	46.4	37.6
Net (income) loss attributable to non-controlling interest	(0.3)	—	0.6	0.8
Net income attributable to the Company	$29.5	$24.5	$47.0	$38.4
Basic net income per share attributable to the Company	$0.51	$0.42	$0.81	$0.66
Basic weighted average shares outstanding	58,057,268	58,331,818	58,150,138	58,326,153

Summary Balance Sheet (Unaudited)

($ in millions)

	June 30, 2025	December 31, 2024
Assets
Investment in real estate, net	$1,048.9	$1,040.4
Investment in unconsolidated joint ventures	73.8	66.5
Cash and cash equivalents	88.2	88.8
Other assets	81.8	80.3
Property and equipment, net	52.6	59.1
Investments held by special purpose entities	203.1	203.5
Total assets	$1,548.4	$1,538.6

Liabilities and Equity
Debt, net	$427.2	$437.8
Accounts payable and other liabilities	60.7	53.9
Deferred revenue	60.4	59.3
Deferred tax liabilities, net	71.5	72.4
Senior Notes held by special purpose entity	178.7	178.5
Total liabilities	798.5	801.9
Total equity	749.9	736.7
Total liabilities and equity	$1,548.4	$1,538.6

Corporate and Other Operating Expenses (Unaudited)

($ in millions)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Employee costs	$3.2	$3.1	$6.0	$6.8
Property taxes and insurance	1.6	1.2	3.2	2.7
Professional fees	0.7	0.6	2.0	1.7
Marketing and owner association costs	0.3	0.4	0.6	0.5
Occupancy, repairs and maintenance	0.1	0.1	0.2	0.3
Other miscellaneous	0.5	0.5	1.0	0.9
Total corporate and other operating expenses	$6.4	$5.9	$13.0	$12.9

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

EBITDA is a non-GAAP financial measure, which management believes assists investors by providing insight into the operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company. However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP. EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income attributable to the Company	$29.5	$24.5	$47.0	$38.4
Plus: Interest expense	7.8	8.5	15.5	17.1
Less: Investment income, net	(3.2)	(3.4)	(6.6)	(6.8)
Plus: Income tax expense	9.9	8.3	15.8	13.0
Plus: Depreciation, depletion and amortization	12.0	11.3	24.1	22.5
EBITDA	$56.0	$49.2	$95.8	$84.2

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; diversifying our business; plans to maintain an efficient cost structure; our capital allocation initiatives, including investments in our business, dividends and opportunistic stock repurchases; plans regarding our joint venture developments; and the timing and impact of current developments and new projects in 2025 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; inflation; higher insurance costs and our ability to obtain adequate insurance coverage for our properties; financial institution disruptions; supply chain disruptions; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; imposition of tariffs and uncertainty regarding trade policies; changes in consumer sentiment and confidence that may impact demand across our segments; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels, including the new hotels we have opened since the beginning of

2023; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas where we operate; changes in tax rates, the adoption of new U.S. tax legislation (including the One Big Beautiful Bill Act), and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny negatively impacting our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; our ability to repurchase stock under our stock repurchase program; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a diversified real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com.

© 2025, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, “WaterColor®” and “Watersound®”, and other development names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com